Exhibit 99.1

Rex Energy Prices $250 Million Offering of Senior Notes

STATE COLLEGE, Pa., December 7, 2012 (GLOBE NEWSWIRE) – Rex Energy Corporation (NASDAQ: REXX) announced today that it has priced an offering of $250 million aggregate principal amount of its 8.875% senior notes due 2020 (the “Senior Notes”) at an issue price of 99.3% of the aggregate principal amount of the Senior Notes. The offering is expected to close on December 12, 2012, subject to customary closing conditions.

Rex Energy estimates that it will receive net proceeds of approximately $242.8 million, after deducting the initial purchasers’ discount and estimated offering expenses. Rex Energy will use the net proceeds of this offering to repay all of the borrowings outstanding under its revolving credit facility, to repay in full, and terminate, its second lien term loan and for general corporate purposes.

The Senior Notes have not been registered under the Securities Act of 1933, as amended, (the “Securities Act”), or any state securities laws; and unless so registered, the Senior Notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy the Senior Notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the Senior Notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Rex Energy Corporation

Rex Energy is headquartered in State College, Pennsylvania and is an independent oil and gas exploration and production company operating in the Appalachian and Illinois Basins within the United States.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, statements made in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are indicated by words such as “expected”, “expects”, “anticipates”, “intends” and similar words. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the company’s future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met. All forward-looking statements in this release are expressly qualified in their entirety by this cautionary statement. Any forward-looking statements in this release are made as of the date hereof and we do not undertake any obligation to update any projections or forward-looking statements, except as may be required by law. Investors are also directed to other risks discussed in documents filed by us with the Securities and Exchange Commission.

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For more information contact:

Mark Aydin

Manager, Investor Relations

(814) 278-7249

maydin@rexenergycorp.com